Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Snail, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.001 per share	457(c)	5,414,991	$0.96	$5,198,392	0.0001381	$717.90
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$5,198,392		$717.90
			Total Fees Previously Paid:						$0.00
			Total Fee Offsets:						$0.00
			Net Fee Due:						$717.90

Offering Note

[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

The amount registered consists of up to 5,414,991 shares of the Registrant’s common stock held by certain selling stockholders.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on the Nasdaq Capital Market on December 11, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).

Table 2: Fee Offset Claims and Sources

Not applicable

Table 3: Combined Prospectuses

Not applicable